Exhibit 10.13

VIEW, INC.

2021 CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant Name: Rao Mulpuri

You have been granted an Option to purchase Common Stock, subject to the terms and conditions of this Notice of Stock Option Grant (the “Notice of Grant”), the View, Inc. 2021 Chief Executive Officer Incentive Plan (the “Plan”) and the attached Stock Option Agreement, including Exhibit A attached hereto (the “Award Agreement”), as set forth below. Unless otherwise defined herein, the terms used in this Notice of Grant shall have the meanings defined in the Plan.

Date of Grant:	March 8, 2021

Vesting Commencement Date:	March 8, 2021

Exercise Price per Share:	USD $ 10.00

Total Number of Shares:	25,000,000

Total Exercise Price:	USD $ 250,000,000

Type of Option:	Nonstatutory Stock Option

Expiration Date:	March 8, 2031

Vesting/Exercise Schedule:	This Option may be exercised, in whole or in part, at any time after the Option has vested in accordance with the vesting schedule set forth in Exhibit A. The actual number of Shares subject to the Option that vest, if any, may be lower than the Total Number of Shares set forth above depending on the extent to which the Shares subject to the Option vest pursuant to a performance-based vesting condition and other conditions set forth in Exhibit A.

By accepting this Option (whether electronically or otherwise), Participant acknowledges and agrees to the following:

1. This Option is governed by the terms and conditions of this Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will prevail. Capitalized terms used and not defined in this Award Agreement and the Notice of Grant will have the meaning set forth in the Plan.

2. Participant has received a copy of the Plan, the Award Agreement and any Insider Trading Policy and represents that Participant has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator (or its delegees) regarding any questions relating to this Option and the Plan.

3. Vesting of the Option is subject to Participant’s continuous status in specified roles, as set forth in Exhibit A to this Award Agreement, which is for an unspecified duration and Participant’s employment may be terminated at any time, with or without Cause, and nothing in the Award Agreement or the Plan changes the nature of that relationship.

4. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Participant should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5. Participant consents to electronic delivery and participation as set forth in the Plan and the Award Agreement.

PARTICIPANT:	VIEW, INC.

Rao Mulpuri	By:
Title:

VIEW, INC.

2021 CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. The Company hereby grants to the individual (the “Participant”) named in the Notice of Stock Option Grant (the “Notice of Grant”) an option (the “Option”) under the View, Inc. 2021 Chief Executive Officer Incentive Plan (the “Plan”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions set forth in the Notice of Grant, this Stock Option Agreement, including Exhibit A attached hereto (the “Award Agreement”) and the Plan, which is incorporated herein by reference. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant and Exhibit A hereto. Options scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant continuously serves in the roles set forth in Exhibit A hereto from the Date of Grant until the date such vesting occurs.

3. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set forth in the Notice of Grant and may be exercised during such term only in accordance with the Plan and the vesting terms of this Award Agreement, including Exhibit A hereto.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as defined below) required to be withheld, paid or provided pursuant to any Applicable Laws. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and any other requirements or restrictions that may be imposed by the Company to comply with Applicable Laws or facilitate administration of the Plan. Notwithstanding the above, Participant understands that the Applicable Laws of the country in which Participant is residing or working at the time of grant, vesting, and/or exercise of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option, and neither the Company nor any Parent or Subsidiary assumes any liability in relation to this Option in such case.

4. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant unless otherwise specified by the Company in its sole discretion:

(a) cash (U.S. dollars);

(b) check (denominated in U.S. dollars);

(c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(d) if Participant is subject to Section 16 of the Exchange Act, Participant may direct the Company to withhold Shares to be issued upon exercise of the Option to pay the aggregate Exercise Price.

Participant understands and agrees that, unless otherwise permitted by the Company, any cross-border remittance made to exercise this Option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Participant to provide such entity with certain information regarding the transaction.

5. Tax Obligations.

(a) Withholding of Taxes. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all applicable national, local, or other tax or social contribution, withholding, required deductions, or other payments, if any, that arise upon the grant, vesting, or exercise of this Option, the holding or subsequent sale of Shares, and the receipt of dividends, if any, or otherwise in connection with this Option or the Shares (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to this Option or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, an affiliate or Employer pursuant to Applicable Laws) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting, or exercise of the Option, the subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that Applicable Laws may require varying Share or Option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Satisfaction of Tax-Related Items. As a condition to the grant, vesting and exercise of this Option and as set forth in Section 11 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any affiliate for) any Tax-Related Items. No payment will be made to Participant (or his or her estate or beneficiary) related to an Option, and no Shares will be issued pursuant to an Option, unless and until satisfactory arrangements (as determined by the Company) have been made by Participant with respect to the payment of any Tax-Related Items obligations of the Company and/or any Parent, Subsidiary, or Employer with respect to the grant, vesting or exercise of the Option. In this regard, Participant authorizes the Company and/or any affiliate or Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company or the Employer;

(ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or

(iii) withholding in Shares to be issued upon exercise of the Option.

Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, Participant may direct the Company to withhold Shares to be issued upon exercise of the Option to satisfy Participant’s obligations with regard to all Tax-Related Items.

If the obligation for Tax-Related Items is satisfied by withholding Shares, the Participant is deemed to have been issued the full number of Shares purchased for tax purposes, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax- Related Items due as a result of the Participant’s participation in the Plan. Participant shall pay to the Company or a Parent, Subsidiary, or Employer any amount of Tax-Related Items that the Company may be required to withhold, pay or otherwise provide for as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this Section 5. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(c) Code Section 409A (Applicable Only to Participants Subject to U.S. Taxes). Under Code Section 409A, an option that is granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

6. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares unless and until such Shares will have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). After such issuance, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, but prior to such issuance, Participant will not have any rights to dividends and/or distributions on such Shares.

7. No Guarantee of Continued Service or Grants. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF SHALL OCCUR ONLY BY CONTINUING AS A SERVICE PROVIDER IN THE ROLES SPECIFIED HEREIN AT THE WILL OF THE EMPLOYER OR CONTRACTING ENTITY (AS APPLICABLE) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING

SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER OR THE COMPANY (OR ANY AFFILIATE) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO APPLICABLE LAWS).

8. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;

(d) Participant’s participation in the Plan is voluntary;

(e) the Option and the Shares subject to the Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any;

(f) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(g) the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer, subject to Applicable Laws;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, if Participant exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(i) Participant also understands that neither the Company nor any affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Option (or the calculation of income or Tax-Related Items thereunder);

(j) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of employment by the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws, including, without limitation, applicable local labor laws), and Participant irrevocably releases the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(k) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

9. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

10. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any affiliate or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from the Option.

Participant understands that the Company and any affiliate, or designated third parties may hold personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any affiliate, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant understands that Personal Data may be transferred to any affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the affiliate or entity that is Participant’s employer and its payroll provider.

Participant should also refer to any data privacy policy implemented by the Company (which will be available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.

11. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary at View, Inc., 195 S. Milpitas Blvd, Milpitas, CA 95035, or at such other address as the Company may hereafter designate in writing.

12. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

13. Binding Agreement. Subject to the limitation on the transferability of this Option contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or compliance of the Shares upon or with any securities exchange or under any Applicable Laws, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the grant or vesting of the Option or purchase by, or issuance of Shares to, Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any Applicable Laws. Assuming such compliance, for purposes of the Tax-Related Items, the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares. The Company shall not be obligated to issue any Shares pursuant to this Option at any time if the issuance of Shares, or the exercise of an Option by Participant, violates or is not in compliance with any Applicable Laws.

15. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. If there is a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement and in the Notice of Grant will have the meaning set forth in the Plan.

16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination regarding whether any Shares subject to the Option have vested). All actions taken, and all interpretations and determinations made, by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17. Electronic Delivery and Acceptance. By accepting this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Award Agreement, the Plan, account statements, Plan prospectuses, and all other documents, communications, or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration.

18. Translation. If Participant has received this Award Agreement, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any Applicable Laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the Applicable Laws of the country in which he or she is resident at the time of grant, vesting, and/or exercise of this Option or the holding or disposition of Shares (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to this Option or the Shares. Notwithstanding any provision herein, this Option and any Exercised Shares shall be subject to any special terms and conditions or disclosures as set forth in the Company’s bylaws, including any restrictions on the disposition of Shares acquired under the Plan. Participant also understands and agrees that if he or she works, resides, moves to, or otherwise is or becomes subject to Applicable Laws or company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him or her as from the date of grant, unless otherwise determined by the Company in its sole discretion.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

21. Agreement Severable. If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

22. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Option.

23. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal court in San Francisco, California, and no other courts.

***

EXHIBIT A

VESTING SCHEDULE

As used in this Exhibit A, the following definitions shall apply to the following capitalized terms:

“Achievement Date” means the first trading date occurring during the Performance Period in which a Company Stock Price Target is achieved and certified by the Board (or a committee delegated by the Board) as having been met.

“Company Stock Price” means the trailing average trading price of a Share on the Nasdaq stock exchange (or other national securities exchange on which the Shares are then listed) measured over any consecutive sixty (60) calendar-day period, as reported by, or based upon data reported by a reliable reporting service as determined by the Company. In case of any dispute as to the determination of the Company Stock Price, the Administrator shall have the sole discretion to make the final determination.

“Company Stock Price Target” means each target with respect to the Company Stock Price as set forth in Table 1 under Section 2 of this Exhibit A, which shall be subject to equitable adjustment by the Administrator to account for a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the Common Stock, subdivision of the Common Stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the Common Stock or other securities of the Company, other significant corporate transaction, or any other change affecting the Common Stock.

“Performance Period” means the period commencing on March 8, 2021 and ending on March 8, 2031.

“Service Condition” means Participant continuously holding the title of either Chief Executive Officer of the Company or Executive Chairman of the Company.

1.

Performance-Based Option. The number of Shares subject to the Option that will vest will be determined based upon the achievement of Company Stock Price Targets during the Performance Period and the satisfaction of the Service Condition as of each applicable Achievement Date, all in accordance with this Exhibit A.

2.

Vesting Condition. As detailed in Table 1, below, the Option is divided into ten (10) tranches (each, a “Tranche”), with each Tranche representing one-tenth (1/10th) of the Shares subject to the Option. Shares shall vest and become exercisable upon satisfaction of the Company Stock Price Target set forth next to the applicable Tranche in Table 1, subject to Participant continuing to satisfy the Service Condition through the applicable Achievement Date. The determination of the number of Shares vested based on an applicable Company Stock Price Target shall not be determined through linear interpolation. The Company Stock Price must be at or above the Company Stock Price Target specified in Table 1, below, for the number of Shares specified next to such Company Stock Price Target to vest and become exercisable. For the avoidance of doubt, (a) each Company Stock Price Target may only be achieved once during the Performance Period and (b) more than one Company Stock Price Target may be achieved on a particular date.

a.	Table 1: Award Vesting Milestones.

Tranche	Company Stock Price Target	Shares
1	$20.00	2,500,000
2	$30.00	2,500,000
3	$40.00	2,500,000

4	$50.00	2,500,000
5	$60.00	2,500,000
6	$70.00	2,500,000
7	$80.00	2,500,000
8	$90.00	2,500,000
9	$100.00	2,500,000
10	$100.00	2,500,000

3.

Service Condition and Forfeiture. In the event of Participant’s failure to satisfy the Service Condition at any time, any Shares subject to the Option that remain then-unvested as of such date shall be forfeited and Participant shall have no further rights with respect to such Shares, and any vested Shares subject to the Option shall remain outstanding and exercisable for twelve (12) months; provided that for so long as Participant is still employed at the Company in a role other than as the Company’s Chief Executive Officer or Executive Chairman, any vested Shares subject to the Option shall remain outstanding and exercisable, up to the Expiration Date. No accelerated vesting shall occur as a result of Participant’s termination of employment for any reason, including by reason of death or disability.

4.

Change in Control Treatment of Milestones. Notwithstanding anything in the Plan or the Award Agreement, including this Exhibit A, to the contrary, in the event that a Change in Control occurs while Participant satisfies the Service Condition, “Company Stock Price” will mean the price per share applicable to the Change in Control for the purpose of determining whether any additional Company Stock Price Targets are achieved as of the date of the Change in Control. If the price per share applicable to the Change in Control equals or exceeds an applicable Company Stock Price Target, then the number of Shares specified next to such Company Stock Price Target shall vest and become exercisable immediately prior to the effective time of the Change in Control . Upon a Change in Control, any vested portion of the Option will be assumed or substituted by the Company’s successor and any unvested portion of the Option will automatically terminate as of the effective time of the Change in Control unless otherwise agreed at the time of the Change in Control. The vested and unexercised portion of the Option as of the date of the Change in Control (after giving effect to any vesting that occurs on the date of the Change in Control as described in this Section 4) shall remain exercisable through the Expiration Date.

5.

Post-Exercise Holding Period. Participant shall retain and hold any Shares acquired upon exercise of the Option for a period of at least eighteen (18) months, measured from the date such Shares vested.